EXHIBIT 99.1
Leidos Holdings, Inc. Reports Second Quarter Fiscal Year 2020 Results

•Revenues: $2.91 billion, year-over-year growth of 6.8%
•Diluted Earnings per Share: $1.06; Non-GAAP Diluted Earnings per Share: $1.55
•Net Bookings: $4.6 billion (book-to-bill ratio of 1.6)
•Cash Flows from Operations: $422 million

RESTON, Va., August 4, 2020 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the second quarter of fiscal year 2020.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: “Leidos’ second quarter results demonstrate the resiliency of our business model, the value of our market diversity and the strength of our team as we delivered on commitments through the most challenging quarter I have seen in my career. We exited the second quarter with a strong business capture win rate, record-setting backlog, resilient cash position and improved capital structure. These factors galvanize our optimism for the future despite the extended effects of the current pandemic.”
Summary Results
Revenues for the quarter were $2.91 billion, compared to $2.73 billion in the prior year quarter, reflecting a 6.8% increase. Revenues for the quarter included $206 million and $80 million related to the acquisitions of Dynetics, Inc. ("Dynetics") and L3Harris Technologies' security detection and automation businesses (the "SD&A Businesses"), respectively.
Operating income for the quarter was $249 million, compared to $210 million in the prior year quarter, reflecting an 18.6% increase. Operating income margin increased to 8.5% from 7.7% in the prior year quarter. Non-GAAP operating income margin for the quarter was 11.2%, compared to 9.4% in the prior year quarter, primarily attributable to an $81 million net gain recognized upon the receipt of proceeds related to the VirnetX, Inc. ("VirnetX") legal matter and program wins, partially offset by reduced volume on certain contracts due to negative impacts related to the coronavirus pandemic ("COVID-19").
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $1.06, compared to $0.93 in the prior year quarter. Non-GAAP diluted EPS for the quarter was $1.55, compared to $1.16 in the prior year quarter. The weighted average diluted share count for the quarter was 144 million compared to 146 million in the prior year quarter.
Defense Solutions
Defense Solutions revenues for the quarter of $1,757 million increased by $197 million, or 12.6%, compared to the prior year quarter. The revenue increase was primarily attributable to $206 million of revenues related to the acquisition of Dynetics and program wins, partially offset by the completion of certain contracts and reduced volume on certain contracts due to negative impacts related to COVID-19.
Defense Solutions operating income margin for the quarter was 6.8%, compared to 7.2% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 8.1%, compared to 8.3% in the prior year quarter. The decrease in margin was primarily attributable to the impacts of COVID-19, partially offset by program wins.
Civil
Civil revenues for the quarter of $758 million increased by $91 million, or 13.6%, compared to the prior year quarter. The revenue increase was primarily attributable to $80 million of revenues related to the acquisition of the SD&A Businesses and program wins, partially offset by the completion of certain contracts and reduced volume on certain contracts due to negative impacts related to COVID-19.

Civil operating income margin for the quarter was 10.3%, compared to 8.4% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 12.9%, compared to 11.1% in the prior year quarter, primarily attributable to program wins, improved performance on certain programs and income attributable to the acquisition of the SD&A Businesses.
Health
Health revenues for the quarter of $399 million decreased by $102 million, or 20.4%, compared to the prior year quarter. The revenue decrease was primarily attributable to timing of program execution due to COVID-19, the impact from the sale of our health staff augmentation business in the third quarter of fiscal year 2019 and the completion of certain contracts. This was partially offset by program wins and the impact from our acquisition of IMX Medical Management Services, Inc. in the third quarter of fiscal year 2019.
Health operating income margin for the quarter was 0.3%, compared to 12.2% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 5.3%, compared to 14.4% in the prior year quarter, primarily attributable to reduced volume on certain managed service contracts with fixed cost infrastructures that were impacted by COVID-19.
Cash Flow Summary
Net cash provided by operating activities for the quarter was $422 million compared to $186 million in the prior year quarter. The increase in cash inflows was primarily due to the timing of advance payments from customers, the receipt of $85 million of proceeds related to the VirnetX legal matter, lower tax payments, partially related to the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"), and the sale of accounts receivable in the last month of the quarter. This was partially offset by the timing of payroll payments.
Net cash used in investing activities for the quarter was $1,014 million compared to $16 million in the prior year quarter. The increase in cash outflows was primarily due to net cash paid related to the acquisition of the SD&A Businesses.
Net cash provided by financing activities for the quarter was $709 million compared to $64 million net cash used in financing activities in the prior year quarter. The increase in cash inflows was primarily due to proceeds received related to the issuance of debt, partially offset by higher principal repayments from the refinancing of our outstanding debt.
As of July 3, 2020, we had $588 million in cash and cash equivalents and $5.0 billion of debt.
New Business Awards
Net bookings totaled $4.6 billion in the quarter, representing a book-to-bill ratio of 1.6.
Notable recent awards received include:
•U.S. Customs and Border Protection Software Development Services Support: The Company was awarded a new Blanket Purchase Agreement ("BPA") by the U.S. Customs and Border Protection ("CBP") to provide software development services and related specialized equipment. Under the BPA and its subsequent task orders, Leidos will provide a full range of software development life cycle services to support CBP’s mission to safeguard America’s borders and enhance the nation's global economic competitiveness. This single award BPA has a one-year base period of performance followed by four one-year option periods, and a total estimated value of $960 million.
•Department of Justice Information Technology Services Support: The Company was awarded the Enterprise Standard Architecture V ("ESA V") task order to provide managed IT services for the Bureau of Alcohol, Tobacco, Firearms and Explosives within the Department of Justice. Under the ESA V task order, Leidos will expand upon its continuous innovation, integration and improvement model to facilitate economies of scale in managed IT services. The single award hybrid task order has one ten-month and two one-year base periods of performance followed by six one-year option periods. It includes a ceiling value not to exceed $850 million, if all options are exercised.

•Laboratory Intelligence Validated Emulator Production and Sustainment Support: Dynetics, Inc., a wholly owned subsidiary of Leidos, was awarded a sole-source contract for production and sustainment of foreign radar simulators known as the Laboratory Intelligence Validated Emulator family of products. Under the contract, Dynetics' objective is to navigate the vertical testability construct as part of a broader Live, Virtual, Constructive environment for both test and training of legacy and advanced electronic warfare platforms. The contract has a total estimated value of $356 million for production and sustainment for the next ten years.
•U.S. Intelligence Community: The Company was awarded contracts valued at $496 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.
Backlog at the end of the quarter was $30.7 billion, of which $7.0 billion was funded.
Forward Guidance
As a result of the Company's year-to-date performance and updated expectations, the Company is revising its fiscal year 2020 guidance as follows:
•Revenues of $12.2 billion to $12.6 billion, from $12.5 billion to $12.9 billion;
•Adjusted EBITDA margins of 10.0% to 10.2%, from 9.8% to 10.0%;
•Non-GAAP diluted EPS of $5.25 to $5.55, from $5.00 to $5.30; and
•Cash flows provided by operating activities at or above $1.2 billion, from at or above $1.0 billion.
The Company's updated forward guidance reflects the currently expected impacts related to COVID-19.
Non-GAAP diluted EPS excludes amortization of acquired intangible assets, acquisition, integration and restructuring costs, amortization of equity method investment, gain (loss) on sale of business, acquisition related financing costs, loss on debt modification, asset impairment charges and other tax adjustments. For additional information regarding non-GAAP diluted EPS and Leidos' other non-GAAP financial measures, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted EPS to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income and diluted EPS being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted EPS.
COVID-19
The COVID-19 pandemic is affecting major economic and financial markets, and effectively all industries and governments are facing challenges, which has resulted in a period of business disruption, the length and severity of which cannot be predicted. The pandemic has resulted in significant travel restrictions, government orders to “shelter-in-place”, quarantine restrictions and significant disruption of the financial markets. We have acted to protect the health and safety of our employees, comply with workplace health and safety regulations and work with our customers to minimize disruptions. The pandemic has impacted each of our groups, primarily in access to customer sites, travel restrictions, limitations of remote work and COVID-19 related costs.
Consistent with federal, state and local guidance, we perform work that is essential to support the critical infrastructure of the United States, the Defense Industrial Base and healthcare sector and we continue to operate in support of our customers. We have taken steps to support increased teleworking and safe workplace environments. We have some minor business operations that are not designated as critical infrastructure and therefore have been required to operate in minimal conditions.

For the quarter, COVID-19 adversely impacted revenues and operating income by approximately $132 million and $68 million, respectively, as compared to prior year quarter results. The full extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute on programs in the expected timeframe, will depend on future developments, including the duration and spread of the pandemic and related actions taken by the U.S. government, state and local government officials and international governments to prevent disease spread, all of which are uncertain and cannot be predicted.
The CARES Act enabled us to defer our federal and some state income tax payments from the second quarter of fiscal year 2020 to the third quarter of fiscal year 2020 and also to defer payment of the employer portion of social security taxes for the balance of fiscal year 2020. For the quarter we deferred $48 million of employer social security tax payments and received $10 million from the Employee Retention Credit.
We have taken measures to protect the health and well-being of our workforce and are working with our customers to minimize the delay and disruption of the award and performance on our contracts. Many of our employees continue to work remotely while our offices remain open with limited capacity.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on August 4, 2020. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13706044.
About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, homeland security, civil and health markets. The Company's 37,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $11.09 billion for the fiscal year ended January 3, 2020.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, the impact of COVID-19 and related actions taken to prevent its spread and contract awards. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including but not limited to: changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending limits (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval of raises to the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. government and other customers; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by the U.S. government and commercial organizations in environmental impact and remediation projects; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; exposure to lawsuits and contingencies associated with the IS&GS Business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; our ability to grow our commercial health and infrastructure business, which could be negatively affected by our budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face, including the impacts of COVID-19. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of August 4, 2020. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Peter M. Berl	Melissa Lee Dueñas
571.526.7582	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	July 3, 2020	June 28, 2019	July 3, 2020	June 28, 2019
Revenues	$2,914	$2,728	$5,803	$5,305
Cost of revenues	2,531	2,348	5,025	4,569
Selling, general and administrative expenses	195	175	383	341
Bad debt expense and recoveries	(81)	—	(72)	—
Acquisition, integration and restructuring costs	16	1	28	3
Asset impairment charges	11	—	11	—
Equity earnings of non-consolidated subsidiaries	(7)	(6)	(13)	(10)
Operating income	249	210	441	402
Non-operating (expense) income:
Interest expense, net	(41)	(33)	(89)	(71)
Other (expense) income, net	(16)	2	(30)	94
Income before income taxes	192	179	322	425
Income tax expense	(38)	(41)	(53)	(98)
Net income	154	138	269	327
Less: net income attributable to non-controlling interest	1	2	1	2
Net income attributable to Leidos common stockholders	$153	$136	$268	$325

Earnings per share:
Basic	$1.08	$0.94	$1.89	$2.26
Diluted	1.06	0.93	1.86	2.23

Weighted average number of common shares outstanding:
Basic	142	144	142	144
Diluted	144	146	144	146

Cash dividends declared per share	$0.34	$0.32	$0.68	$0.64

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	July 3, 2020	January 3, 2020
ASSETS
Cash and cash equivalents	$588	$668
Receivables, net	1,789	1,734
Inventory, net	294	72
Other current assets	381	338
Total current assets	3,052	2,812
Property, plant and equipment, net	569	287
Intangible assets, net	1,260	530
Goodwill	6,266	4,912
Operating lease right-of-use assets, net	559	400
Other assets	437	426
	$12,143	$9,367
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$2,034	$1,837
Accrued payroll and employee benefits	541	435
Long-term debt, current portion	854	61
Total current liabilities	3,429	2,333
Long-term debt, net of current portion	4,148	2,925
Operating lease liabilities	529	326
Deferred tax liabilities	194	184
Other long-term liabilities	296	182
Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 142 million and 141 million shares issued and outstanding at July 3, 2020 and January 3, 2020, respectively	—	—
Additional paid-in capital	2,600	2,587
Retained earnings	1,065	896
Accumulated other comprehensive loss	(127)	(70)
Total Leidos stockholders’ equity	3,538	3,413
Non-controlling interest	9	4
Total equity	3,547	3,417
	$12,143	$9,367

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Six Months Ended
	July 3, 2020	June 28, 2019	July 3, 2020	June 28, 2019
Cash flows from operations:
Net income	$154	$138	$269	$327
Adjustments to reconcile net income to net cash provided by operations:
Loss (gain) on sale of business	—	1	—	(87)
Depreciation and amortization	71	57	132	115
Stock-based compensation	15	13	30	25
Loss on debt extinguishment	12	—	31	—
Asset impairment charges	11	—	11	—
Deferred income taxes	(3)	—	(1)	13
Other	2	—	11	3
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	137	53	226	32
Other current assets and other long-term assets	58	78	15	53
Accounts payable and accrued liabilities and other long-term liabilities	(69)	(216)	(44)	(2)
Accrued payroll and employee benefits	2	108	70	—
Income taxes receivable/payable	32	(46)	44	(5)
Net cash provided by operating activities	422	186	794	474
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(968)	—	(2,610)	—
Payments for property, equipment and software	(46)	(16)	(90)	(46)
Proceeds from disposition of business	—	—	—	171
Net proceeds from sale of assets	—	—	—	96
Other	—	—	1	—
Net cash (used in) provided by investing activities	(1,014)	(16)	(2,699)	221
Cash flows from financing activities:
Proceeds from debt issuance	3,050	—	6,225	—
Payments of long-term debt	(2,276)	(17)	(4,203)	(48)
Payments for debt issuance costs	(27)	—	(39)	—
Dividend payments	(48)	(47)	(99)	(101)
Repurchases of stock and other	(2)	(5)	(34)	(227)
Proceeds from issuances of stock	8	5	16	15
Other	4	—	4	—
Net cash provided by (used in) financing activities	709	(64)	1,870	(361)
Net increase (decrease) in cash, cash equivalents and restricted cash	117	106	(35)	334
Cash, cash equivalents and restricted cash at beginning of period	565	597	717	369
Cash, cash equivalents and restricted cash at end of period	$682	$703	$682	$703

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

Effective the beginning of fiscal 2020, certain contracts were reassigned from the Civil reportable segment to the Defense Solutions reportable segment to better align the operations within the reportable segments to the customers they serve. Prior year segment results have been recast to reflect this change. Additionally, the results of Dynetics and the SD&A Businesses were included within the Defense Solutions and Civil reportable segments, respectively.
The segment information for the periods presented was as follows:

	Three Months Ended				Six Months Ended
	July 3, 2020	June 28, 2019	Dollar change	Percent change	July 3, 2020	June 28, 2019	Dollar change	Percent change
Revenues:
Defense Solutions	$1,757	$1,560	$197	12.6%	$3,462	$3,051	$411	13.5%
Civil	758	667	91	13.6%	1,412	1,290	122	9.5%
Health	399	501	(102)	(20.4)%	929	964	(35)	(3.6)%
Corporate	—	—	—	NM	—	—	—	NM
Total	$2,914	$2,728	$186	6.8%	$5,803	$5,305	$498	9.4%

Operating income (loss):
Defense Solutions	$119	$113	$6	5.3%	$214	$217	$(3)	(1.4)%
Civil	78	56	22	39.3%	137	114	23	20.2%
Health	1	61	(60)	(98.4)%	74	106	(32)	(30.2)%
Corporate	51	(20)	71	NM	16	(35)	51	NM
Total	$249	$210	$39	18.6%	$441	$402	$39	9.7%

Operating income margin:
Defense Solutions	6.8%	7.2%			6.2%	7.1%
Civil	10.3%	8.4%			9.7%	8.8%
Health	0.3%	12.2%			8.0%	11.0%
Total	8.5%	7.7%			7.6%	7.6%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future task orders is anticipated.
The estimated value of backlog as of the dates presented was as follows:

	July 3, 2020	January 3, 2020
Defense Solutions(1):
Funded backlog	$4,275	$3,063
Negotiated unfunded backlog	13,779	11,974
Total Defense Solutions backlog	$18,054	$15,037
Civil(1):
Funded backlog	$1,695	$1,267
Negotiated unfunded backlog	6,634	2,978
Total Civil backlog	$8,329	$4,245
Health:
Funded backlog	$1,074	$1,083
Negotiated unfunded backlog	3,204	3,725
Total Health backlog	$4,278	$4,808
Total:
Funded backlog	$7,044	$5,413
Negotiated unfunded backlog	23,617	18,677
Total backlog	$30,661	$24,090
(1) Prior year amounts have been recast for the contracts that were reassigned from the Civil reportable segment to the Defense Solutions reportable segment.
The change in backlog for the Defense Solutions and Civil reportable segments reflect $1,762 million and $574 million, respectively, of backlog acquired as a result of the acquisitions of Dynetics and the SD&A Businesses, respectively.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin and non-GAAP diluted EPS, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from net income: (i) non-operating expense, net; (ii) income tax expense; and (iii) the following discrete items and the related tax impacts:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination and severance costs related to the Company's acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
•Amortization of equity method investment – Represents the amortization of the fair value of the acquired equity method investment.
•Acquisition related financing costs – Represents the amortization of the debt financing commitments in connection with the Company's acquisitions of Dynetics, Inc. and the SD&A Businesses.
•Loss on debt modification – Represents the write-off of debt discount and debt issuance costs related to the termination of credit agreements entered into in August 2016 as a result of the debt modification.
•Asset impairment charges – Represents impairments of long-lived tangible assets.
•Gain (loss) on sale of business – Represents the net gain on sale of businesses.
•Other tax adjustments – Represents discrete tax items.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of intangibles.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.
Non-GAAP diluted EPS is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Three Months Ended July 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Operating income	$249	$16	$51	$—	$—	$11	$327
Non-operating expense, net	(57)	—	—	3	12	—	(42)
Income before income taxes	192	16	51	3	12	11	285
Income tax expense(1)	(38)	(4)	(13)	(1)	(3)	(2)	(61)
Net income	154	12	38	2	9	9	224
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$153	$12	$38	$2	$9	$9	$223

Diluted EPS attributable to Leidos common stockholders	$1.06	$0.09	$0.27	$0.01	$0.06	$0.06	$1.55
Diluted shares	144	144	144	144	144	144	144

	Three Months Ended July 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Income before income taxes	$192	$16	$51	$3	$12	$11	$285
Depreciation expense	20	—	—	—	—	—	20
Amortization of intangibles	51	—	(51)	—	—	—	—
Interest expense, net	41	—	—	(3)	—	—	38
EBITDA	$304	$16	$—	$—	$12	$11	$343
EBITDA margin	10.4%						11.8%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Three Months Ended June 28, 2019
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Loss on sale of business	Non-GAAP results
Operating income	$210	$1	$43	$2	$—	$256
Non-operating expense, net	(31)	—	—	—	1	(30)
Income before income taxes	179	1	43	2	1	226
Income tax expense(1)	(41)	—	(11)	(1)	(1)	(54)
Net income	138	1	32	1	—	172
Less: net income attributable to non-controlling interest	2	—	—	—	—	2
Net income attributable to Leidos common stockholders	$136	$1	$32	$1	$—	$170

Diluted EPS attributable to Leidos common stockholders	$0.93	$—	$0.22	$0.01	$—	$1.16
Diluted shares	146	146	146	146	146	146

	Three Months Ended June 28, 2019
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Loss on sale of business	Non-GAAP results
Income before income taxes	$179	$1	$43	$2	$1	$226
Depreciation expense	14	—	—	—	—	14
Amortization of intangibles	43	—	(43)	—	—	—
Amortization of equity method investment	2	—	—	(2)	—	—
Interest expense, net	33	—	—	—	—	33
EBITDA	$271	$1	$—	$—	$1	$273
EBITDA margin	9.9%					10.0%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Six Months Ended July 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Operating income	$441	$28	$93	$—	$—	$11	$573
Non-operating expense, net	(119)	—	—	5	31	—	(83)
Income before income taxes	322	28	93	5	31	11	490
Income tax expense(1)	(53)	(7)	(24)	(1)	(8)	(2)	(95)
Net income	269	21	69	4	23	9	395
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$268	$21	$69	$4	$23	$9	$394

Diluted EPS attributable to Leidos common stockholders	$1.86	$0.15	$0.48	$0.03	$0.16	$0.06	$2.74
Diluted shares	144	144	144	144	144	144	144

	Six Months Ended July 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Income before income taxes	$322	$28	$93	$5	$31	$11	$490
Depreciation expense	38	—	—	—	—	—	38
Amortization of intangibles	94	—	(93)	—	—	—	1
Interest expense, net	89	—	—	(5)	—	—	84
EBITDA	$543	$28	$—	$—	$31	$11	$613
EBITDA margin	9.4%						10.6%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Six Months Ended June 28, 2019
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Gain on sale of business	Other tax adjustments	Non-GAAP results
Operating income	$402	$3	$85	$5	$—	$—	$495
Non-operating income (expense), net	23	—	—	—	(87)	—	(64)
Income before income taxes	425	3	85	5	(87)	—	431
Income tax (expense) benefit(1)	(98)	(1)	(22)	(1)	22	7	(93)
Net income	327	2	63	4	(65)	7	338
Less: net income attributable to non-controlling interest	2	—	—	—	—	—	2
Net income attributable to Leidos common stockholders	$325	$2	$63	$4	$(65)	$7	$336

Diluted EPS attributable to Leidos common stockholders	$2.23	$0.01	$0.43	$0.03	$(0.45)	$0.05	$2.30
Diluted shares	146	146	146	146	146	146	146

	Six Months Ended June 28, 2019
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Gain on sale of business	Non-GAAP results
Income before income taxes	$425	$3	$85	$5	$(87)	$431
Depreciation expense	29	—	—	—	—	29
Amortization of intangibles	86	—	(85)	—	—	1
Amortization of equity method investment	5	—	—	(5)	—	—
Interest expense, net	71	—	—	—	—	71
EBITDA	$616	$3	$—	$—	$(87)	$532
EBITDA margin	11.6%					10.0%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Three Months Ended July 3, 2020
	Operating income	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions	$119	$1	$23	$—	$143	8.1%
Civil	78	1	19	—	98	12.9%
Health	1	—	9	11	21	5.3%
Corporate	51	14	—	—	65	NM
Total	$249	$16	$51	$11	$327	11.2%

	Three Months Ended June 28, 2019
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions(1)	$113	$—	$16	$—	$129	8.3%
Civil(1)	56	—	16	2	74	11.1%
Health	61	—	11	—	72	14.4%
Corporate	(20)	1	—	—	(19)	NM
Total	$210	$1	$43	$2	$256	9.4%

	Six Months Ended July 3, 2020
	Operating income	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions	$214	$1	$44	$—	$259	7.5%
Civil	137	1	31	—	169	12.0%
Health	74	—	18	11	103	11.1%
Corporate	16	26	—	—	42	NM
Total	$441	$28	$93	$11	$573	9.9%

	Six Months Ended June 28, 2019
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions(1)	$217	$—	$32	$—	$249	8.2%
Civil(1)	114	—	32	5	151	11.7%
Health	106	—	21	—	127	13.2%
Corporate	(35)	3	—	—	(32)	NM
Total	$402	$3	$85	$5	$495	9.3%
NM - Not Meaningful
(1) Prior year amounts have been recast for the contracts that were reassigned from the Civil reportable segment to the Defense Solutions reportable segment.